SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]

Check the appropriate box:
[X]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
[ ]  Definitive Proxy Statement                 Commission Only (as permitted by
[ ]  Definitive Additional Materials            Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                              SPECTRIAN CORPORATION
           ----------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

           ----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)     Title of each class of securities to which transactions applies:

(2)     Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:

        [ ]      Fee paid previously with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount previously paid:

(2)     Form, Schedule or Registration Statement No.:

(3)     Filing party:

(4)     Date filed:

                                                  Preliminary Copy June 29, 2001




                              SPECTRIAN CORPORATION

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held September 7, 2001

TO THE STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Spectrian Corporation, a Delaware corporation (the "Company"), will be held on Friday, September 7, 2001, at 10:00 a.m. local time, at 350 West Java Drive, Sunnyvale, California 94089, for the following purposes:

         1. To elect seven directors to serve for the ensuing year and until their successors are duly elected and qualified.

         2. To amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 shares to 25,000,000 shares.

         3.  To  ratify  the  appointment  of   PricewaterhouseCoopers   LLP  as
         independent accountants of the Company for the fiscal year ending March 31, 2002.

         4. To consider and take action on a stockholder proposal regarding a stock repurchase program.

         5. To transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary, or before any adjournments thereof.

         The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on July 23, 2001 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          Sincerely,



                                          Thomas H. Waechter
                                          President and Chief Executive Officer

Sunnyvale, California
July 27, 2001

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT.

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

                                                  Preliminary Copy June 29, 2001


                              SPECTRIAN CORPORATION

                                 ---------------

                            PROXY STATEMENT FOR 2001
                         ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

         The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of SPECTRIAN CORPORATION, a Delaware corporation (the "Company" or "Spectrian"), for use at its Annual Meeting of Stockholders (the "Annual Meeting") to be held Friday, September 7, 2001, at 10:00 a.m. local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 350 West Java Drive, Sunnyvale, California 94089. The Company's principal executive offices are located at 350 W. Java Drive, Sunnyvale, California 94089, and its telephone number at that location is (408) 745-5400.

         These proxy solicitation materials and the Annual Report on Form 10-K for the year ended March 31, 2001 ("fiscal 2001"), including financial statements, were first mailed on or about July 27, 2001 to all stockholders entitled to vote at the meeting.

Record Date; Outstanding Shares

         Stockholders of record at the close of business on July 23, 2001 (the "Record Date") are entitled to notice of and to vote at the meeting. The Company has one series of common shares outstanding, designated Common Stock, $.001 par value per share. As of the Record Date, ______ shares of the Company's Common Stock were issued and _________ shares of the Company's Common Stock were outstanding and held of record by ______ stockholders. The Company has 5,000,000 shares of authorized Preferred Stock, $0.001 par value per share, of which 20,000 shares have been designated as Series A Participating Preferred Stock. As of the Record Date, no shares of the Company's Preferred Stock were issued or outstanding.

Revocability of Proxies

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (a) delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or (b) attending the meeting and voting in person.

Voting

         Each stockholder is entitled to one vote for each share held. Every stockholder voting for the election of directors (Proposal One) may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares that such stockholder is entitled to vote, or distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than seven candidates. However, no stockholder shall be entitled to cumulate votes for any candidate unless such candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, prior to the voting, of the intention to cumulate the stockholder's votes. On all other matters, each share of Common Stock has one vote.

                                                  Preliminary Copy June 29, 2001

Solicitation of Proxies

         The cost of soliciting proxies shall be borne by the Company. The Company has retained Mellon Investor Services LLC to provide proxy solicitation services in connection with the Annual Meeting at an estimated cost of $10,500. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

Quorum; Abstentions; Broker Non-votes

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") who will be an employee of the Company's Transfer Agent. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. However, approval of Proposal Two, the amendment to the Company's Certificate of Incorporation, requires the vote of a majority of the Company's outstanding Common Stock. In general, Delaware law also provides that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at the meeting.

         The Inspector will treat shares that are voted "WITHHELD" or "ABSTAIN" as being present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for the election of the nominees for the directors set forth herein; for the amendment of the Certificate of Incorporation to increase the number of authorized number of shares of Common Stock from 20,000,000 to 25,000,000; for the ratification of PricewaterhouseCoopers LLP ("PWC") as independent accountants of the Company for the fiscal year ending March 31, 2002; against the stockholder proposal; and at the discretion of the proxyholders, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

         If a broker indicates on the enclosed proxy or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter ("Broker Non-Votes"), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

                                                  Preliminary Copy June 29, 2001

Deadline for Receipt of Stockholder Proposals

         Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2002 Annual Meeting of Stockholders must be received by the Company no later than March 29, 2002 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

         The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the Company's 2002 Annual Meeting, which is not eligible for inclusion in the proxy statement relating to the meeting, the stockholder must give the Company notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended, no later than June 12, 2002. If such a stockholder fails to comply with the foregoing notice provision the proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at the Company's Annual Meeting in 2002.

                                                  Preliminary Copy June 29, 2001

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of June 19, 2001 as to
(i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table below and (iv) all directors and executive officers as a group.

                    Five Percent Stockholders,                             Common Stock             Approximate
            Directors and Certain Executive Officers(1)                 Beneficially Owned      Percentage Owned(2)
            -------------------------------------------                 ------------------      -------------------
Kopp Investment Advisors, Inc.(3)..................................          2,763,900                 23.9%
         7701 France Avenue South
         Suite 500
         Edina, MN  55435
State of Wisconsin Investment Board(4).............................          1,604,100                 13.9
         121 East Wilson Street
         Madison, WI  53702
Wellington Management Company, LLP (5).............................            699,300                  6.0
         75 State Street
         Boston, Massachusetts 02109
Becker Capital Management, Inc.(6).................................            599,551                  5.2
         1211 SW Fifth Avenue, Suite 2185
         Portland, Oregon  97204
Thomas H. Waechter(7)..............................................             84,152                   *
Garrett A. Garrettson(8)...........................................            329,423                  2.8
James A. Cole(9)...................................................              7,500                   *
Martin Cooper(10)..................................................             33,334                   *
Charles D. Kissner(11).............................................             10,938                   *
Henry C. Montgomery................................................                 --                   *
Robert W. Shaner(12)...............................................              5,938                   *
Robert C. Wilson(13)...............................................             18,334                   *
Michael D. Angel (14)..............................................             59,672                   *
Warren M. Dumanski(15).............................................             30,705                   *
Harry Oh(16).......................................................             33,867                   *
Christopher J. Tubis ..............................................              1,840                   *
John P. Quinn......................................................                 --                   *
All Directors and executive officers as a group (17 persons)(17)...            741,862                  6.1

------------------------
*     Less than 1%
(1) Unless otherwise indicated, the address of each listed stockholder is c/o Spectrian Corporation, 350 West Java Drive, Sunnyvale, California 94089. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them.
(2) Applicable percentage ownership is based on 11,580,907 shares of Common Stock outstanding as of June 19, 2001 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"), and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after June 19, 2001 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
(3) Reflects beneficial ownership as reported on Schedule 13D/A dated February 1, 2001 with the Commission by Kopp Investment Advisors, Inc. ("KIA"). Represents shares beneficially owned by (i) KIA, a registered investment advisor, (ii) Kopp Holding Company ("Holding"), (iii) Kopp Emerging Growth Fund ("Growth") and (iv) LeRoy C. Kopp individually and through his ownership of a controlling interest in KIA and his control over Holding. KIA has sole voting power of 1,189,500 shares of the Company's Common Stock, sole dispositive power of 917,500 shares of the Company's Common Stock and shared dispositive power of 1,846,400 shares of the Company's Common Stock. Holding has beneficial ownership of 2,763,900 shares of the Company's Common Stock. Growth has beneficial ownership of 860,000 shares of the Company's Common Stock. Mr. Kopp has beneficial ownership of 3,048,900 shares of the Company's Common Stock and sole voting and dispositive power over 285,000 shares of the Company's Common Stock.
(4) Reflects beneficial ownership as reported on Schedule 13G/A filed with the Commission by State of Wisconsin Investment Board ("WIB") on February 9, 2001. WIB is a registered investment advisor pursuant to the Investment Advisors Act of 1940, as amended. WIB has sole voting and dispositive power of 1,604,100 shares of the Company's Common Stock.
(5) Reflects beneficial ownership as reported on Schedule 13G dated February 13, 2001 filed with the Commission by Wellington Management Company, LLP ("WMC"). WMC is a registered investment advisor pursuant to the Investment Advisors Act of 1940, as amended. WMC has shared voting power of 445,600 shares and shared dispositive power of 699,300 shares of the Company's Common Stock.
(6) Reflects beneficial ownership as reported on Schedule 13G/A filed with the Commission by Becker Capital Management, Inc. ("Becker") on January 30, 2001. Becker is a registered investment advisor pursuant to the Investment Advisors Act of 1940, as amended. Becker has sole voting power of 531,851 shares and sole dispositive power of 599,551 shares of the Company's Common Stock.
(7) Includes 83,333 shares issuable pursuant to options exercisable within 60 days of June 19, 2001.

                                       4

                                                  Preliminary Copy June 29, 2001

(8) Includes 253,746 shares issuable pursuant to options exercisable within 60 days of June 19, 2001.
(9) Includes 7,500 shares issuable pursuant to options exercisable within 60 days of June 19, 2001.
(10) Includes 33,334 shares issuable pursuant to options exercisable within 60 days of June 19, 2001.
(11) Includes 10,938 shares issuable pursuant to options exercisable within 60 days of June 19, 2001.
(12) Includes 5,938 shares issuable pursuant to options exercisable within 60 days of June 19, 2001.
(13) Includes 18,334 shares issuable pursuant to options exercisable within 60 days of June 19, 2001.
(14) Includes 58,230 shares issuable pursuant to options exercisable within 60 days of June 19, 2001.
(15) Includes 28,259 shares issuable pursuant to options exercisable within 60 days of June 19, 2001.
(16) Includes 32,584 shares issuable pursuant to options exercisable within 60 days of June 19, 2001.
(17) Includes 644,051 shares issuable pursuant to options exercisable within 60 days of June 19, 2001.

                                                  Preliminary Copy June 29, 2001

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         A board of seven directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's seven nominees named below each of whom is presently a director of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

Vote Required

         If a quorum is present and voting, the seven nominees receiving the highest number of votes will be elected to the Board. Abstentions and "broker non-votes" are not counted in the election of directors.

Nominees

         The names of the nominees and certain information about them are set forth below:

                                                                                                          Director
                  Name of Nominee              Age                       Position with Company              Since
                  ---------------              ---                       ---------------------              -----
Garrett A. Garrettson...................       57      Chairman of the Board                                1996
Thomas H. Waechter......................       48      President, Chief Executive Officer and Director      2000
Martin Cooper (1).......................       72      Director                                             1994
Charles D. Kissner (1),(2)..............       54      Director                                             1998
Henry C. Montgomery.....................       65      Director                                             2000
Robert W. Shaner (2)....................       53      Director                                             1999
Robert C. Wilson (1),(2)................       81      Director                                             1995

----------------------
(1) Member of Human Resources Committee.
(2) Member of Audit Committee.

         There is no family relationship between any director or executive officer of the Company.

         Garrett A. Garrettson joined the Company in April 1996 and is currently its Chairman of the Board of Directors. From April 1996 to March 2000, Mr. Garrettson served as President, Chief Executive Officer and a Director of the Company. From March 1993 until he joined the Company, Mr. Garrettson was President and Chief Executive Officer of Censtor Corporation, a company that designs and sells

                                                  Preliminary Copy June 29, 2001

technology related to magnetic recording heads for the disk drive industry. Mr. Garrettson has also held various executive management positions with Seagate Technology Inc., a company that designs and manufactures disk drives, from October 1989 to March 1993 and Control Data Corporation, a computer system company, from November 1986 to October 1989. From October 1973 to November 1986, Mr. Garrettson also held various engineering management positions with Hewlett Packard Laboratories, a division of Hewlett Packard Company, a company providing computing and imaging products. Mr. Garrettson also serves on the boards of directors of a private foundation and a privately held company. Mr. Garrettson holds a B.S. and an M.S. in Engineering Physics and a Ph.D. in Mechanical Engineering from Stanford University.

         Thomas H. Waechter joined the Company in March 2000 as President and Chief Executive Officer and became a Director in March 2000. Between January 2000 and March 2000 he was Senior Vice President of Global Business Operations at Asyst Technology, Inc., a company that provides mini-environment and manufacturing automation systems. From September 1986 until January 2000, Mr. Waechter was employed by Schlumberger Ltd. in various management positions, most recently as its Vice President of Global Business Operations at Schlumberger
Test & Transactions, a provider of systems and services for testing semiconductor devices and a subsidiary of Schlumberger Ltd. Mr. Waechter holds a B.B.A. in Business Management from the College of William and Mary.

         Martin Cooper has been a director of the Company since January 1994. Mr. Cooper is a founder of ArrayComm, Inc., a wireless technology manufacturer, has served as Chairman since April 1992 and is presently its Chief Executive Officer. He has served as Chairman of Dyna, Incorporated, a consulting company, since 1986. From 1985 to December 1992, he served as President of Cellular Pay Phone Incorporated, a cellular pay telephone company. From 1982 to 1986, he was a co-founder, Chairman and Chief Executive Officer of Cellular Business Systems, Inc., a management information company. From 1954 to 1983, Mr. Cooper served in a variety of positions including Corporate Vice President, Division Manager and Corporate Director of Research and Development of Motorola, Inc. He is a Fellow of the IEEE and of the Radio Club of America and a recipient of the IEEE Centennial medal. He serves on the Advisory Board of the International National Electronics Consortium and on the Board of Trustees of the Illinois Institute of Technology. Mr. Cooper holds a B.S. and an M.S. in Electrical Engineering from the Illinois Institute of Technology.

         Charles D. Kissner has served as a director of the Company since March 1998. Mr. Kissner has served as the Chairman of the Board and a director of DMC Stratex Networks, Inc., ("DMC"), formerly known as Digital Microwave Corporation, a wireless telecommunications equipment company, since August 1996. Mr. Kissner joined DMC in July 1995 as its President and Chief Executive Officer and served in that position until May 2000. Prior to joining DMC, Mr. Kissner served from July 1993 to July 1995 as Vice President and General Manager of Microelectronics Division of M/A-COM, Inc., a manufacturer of radio and microwave communication products. From February 1990 to July 1993, Mr. Kissner served as President, Chief Executive Officer and a Director of Aristacom International, Inc., a communications software company. From 1971 to 1990, Mr. Kissner was an executive with AT&T and Fujitsu in a variety of positions. Mr. Kissner is also a director of SonicWALL, Inc., a supplier of Internet infrastructure security products and two privately held companies. Mr. Kissner holds a B.S. in Industrial Management and Electrical Engineering from California State Polytechnic University and an M.B.A. from the University of Santa Clara.

         Henry C. Montgomery has been a director of the Company since November 2000. From May to September 1999, Mr. Montgomery also served as Interim Executive Vice President, Finance and Administration, Chief Financial Officer and Secretary of the Company. Since 1980, Mr. Montgomery

                                                  Preliminary Copy June 29, 2001

has been the Chairman of the Board of Montgomery Financial Services Corporation, a management consulting and financial services firm which, from time to time, has assisted companies in transition or that are financially troubled. From January 2000 to March 2001, Mr. Montgomery served as Executive Vice President, Finance and Administration and Chief Financial Officer of Indus International, Inc., a company engaged in enterprise asset management systems. From November 1996 through July 1997, Mr. Montgomery served as Executive Vice President of SyQuest Technology, Inc. ("SyQuest"), a company that develops, manufactures and sells computer hard drives. On November 1998, SyQuest filed a petition under Chapter 11 of the U.S. Bankruptcy Code. From March 1995 until November 1996, Mr. Montgomery served as President and Chief Executive Officer of New Media Corporation, a privately held company engaged in developing, manufacturing and selling PCMCIA cards for the computer industry. On October 14, 1998, New Media Corporation filed a petition under Chapter 11 of the U.S. Bankruptcy Code. Mr. Montgomery also serves as a director of Catalyst Semiconductor, Inc., a semiconductor manufacturer, Consolidated Freightways Corporation, a trucking company, and Swift Energy Company, an oil and gas company. Mr. Montgomery holds a B.A. in Economics from Miami University, Oxford, Ohio.

         Robert W. Shaner has served as a director of the Company since April 1999. Since October 2000, Mr. Shaner has been the President of Wireless Operations for Cingular Wireless LLC ("Cingular"), a joint venture between the wireless divisions of SBC Communications Inc. and BellSouth Corporation. From November 1999 to October 2000, Mr. Shaner served as the President of SBC Wireless, Inc., a provider of wireless communication services to consumers and businesses. Mr. Shaner served as the President and Chief Executive Officer of Pacific Bell Wireless from August 1998 to November 1999. Prior to assuming that position, Mr. Shaner served as President of SBCI Europe and Middle East for SBC International, Inc. from March 1997 to July 1998. From 1995 to February 1997, Mr. Shaner held the position of President and Chief Executive Officer for SBC International Wireless. From 1991 to 1995 Mr. Shaner served as Executive Vice President for Southwestern Bell Mobile System. Prior to 1991, Mr. Shaner held various other management positions at Southwestern Bell Telephone/Telecom and Cellular One. Mr. Shaner also serves as a director of Central Methodist College. Mr. Shaner holds a B.A. from Central Methodist College.

         Robert C. Wilson has served as a director of the Company since October 1995. Mr. Wilson has been Chairman of Wilson & Chambers, a venture capital and consulting firm, since December 1982. Mr. Wilson served as President, Chief Executive Officer and Chairman of the Board at Memorex Corporation from 1974 until 1980. From 1971 to 1974, Mr. Wilson served as President and Chief Executive Officer of Collins Radio Company, a communications company. From 1969 to 1971, Mr. Wilson was employed by Rockwell International, a diversified manufacturing company, first as President of Commercial Products and later as Executive Vice President. He is currently a member of the boards of directors of Gigatronics Inc., a microwave instrument supplier, and several privately held companies. Mr. Wilson holds a B.S. in Engineering from the University of California at Berkeley.

Board Meetings and Committees

         The Board held 13 meetings during fiscal 2001. No director attended fewer than 75% of the meetings of the Board and committees thereof, if any, upon which such director served during the time he was a member of the Board, except for Robert W. Shaner, who attended 54% of the Board meetings held in fiscal 2001 and James A. Cole, who resigned as a director and member of the Human Resources Committee in August 2000, attended 50% of the fiscal 2001 Human Resources Committee meetings which were held while he was a member of the Human Resources Committee. The Board has an Audit Committee and

                                                  Preliminary Copy June 29, 2001

a Human Resources Committee. The Board has no nominating committee or any committee performing such functions.

         The Audit Committee, which consisted of Messrs. Kissner, Shaner and Wilson during fiscal 2001, is responsible for overseeing actions taken by the Company's independent auditors and reviews the Company's internal financial controls. Mr. Cooper served as a member of the Audit Committee until August 2000. In June 2000, the Board of the Company adopted an Audit Committee charter which is attached to this proxy as Appendix A. The Audit Committee met four times during fiscal 2001.

         The Human Resources Committee, which consisted of Messrs. Cooper, Kissner and Wilson, met 14 times during fiscal 2001. Mr. Cole resigned as a member of the Board and the Human Resources Committee in August 2000, and Mr. Cooper was appointed as a member of the Human Resources Committee in September 2000. The duties of the Human Resources Committee include determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company and overseeing the administration of various incentive compensation and benefit plans.

Human Resources Interlocks and Insider Participation

         The Human Resources Committee consisted of Messrs. Cole, Cooper, Kissner and Wilson during fiscal 2001. Mr. Garrettson, the former President and Chief Executive Officer of the Company, participated in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants to the Company until April 2000, except that Mr. Garrettson was excluded from discussions regarding his own salary and incentive compensation. Since April 2000, Mr. Waechter has participated in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants to the Company, except that Mr. Waechter was excluded from discussions regarding his own salary and incentive compensation.

Compensation of Directors

         Non-employee directors currently receive a quarterly retainer of $3,000, a fee of $2,000 for attendance at each general Board meeting, $1,000 for attendance by Chairmen of the Audit and Human Resources Committees and $500 for attendance at each committee meeting for services provided in that capacity and are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board and committees of the Board. The Company's 1994 Director Plan provides that options may be granted to non-employee directors of the Company who do not represent stockholders holding more than 1% of the Company's outstanding Common Stock ("the Outside Directors") pursuant to an automatic nondiscretionary grant mechanism. Each Outside Director is automatically granted an Option to purchase 5,000 shares (the "First Option") on the date on which such person first becomes an Outside Director. After the First Option has been granted to an Outside Director, such Outside Director is thereafter automatically granted an Option (a "Subsequent Option") to purchase 5,000 shares at the next meeting of the Board following the Annual Meeting of Stockholders in each year, if, on such date, he or she shall have served on the Board for at least six months. The First Option is exercisable while the Outside Director remains a director of the Company, and vests in installments cumulatively as to 25% of the Shares subject to the Option on each anniversary of its date of grant. Subsequent Options are exercisable while the Outside Director remains a director of the Company and vest as to 2.08% of the Shares subject to the Option on each monthly anniversary of its date of grant.

                                                  Preliminary Copy June 29, 2001

Recommendation of the Board of Directors of Spectrian Corporation


         The Board of Directors has unanimously approved the director nominees and recommends that stockholders vote "FOR" the election of the director nominees listed above.

                                                  Preliminary Copy June 29, 2001

                                  PROPOSAL TWO

            AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE
                             AUTHORIZED COMMON STOCK

         Article Four of the Company's Certificate of Incorporation currently authorizes 20,000,000 shares of Common Stock. The Board believes this capital structure is inadequate for the present and future needs of the Company. In particular, the Board believes that it would be prudent to increase the authorized number of shares of Common Stock in order to have such additional shares available for general corporate purposes, including acquisitions, equity financings and grants of stock options. Therefore, the Board has unanimously approved the amendment of the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance by Article Four from 20,000,000 to 25,000,000. The Board believes this capital structure more appropriately reflects the present and future needs of the Company and recommends such amendment to the Company's stockholders for adoption.

         The Company currently has 20,000,000 authorized shares of Common Stock. As of May 31, 2001, the Company had approximately 12,530,982 shares issued and 11,530,982 shares outstanding and of the remaining authorized but unissued shares, the Company has reserved approximately 1,709,737 shares pursuant to its 1992 Stock Plan, 145,000 shares pursuant to its 1994 Director Option Plan, 1,023,593 shares pursuant to its 1998 Plan, 237,002 shares pursuant to its 1998 Employee Stock Purchase Plan and 565,100 shares for stock option grants that are outside of its stock option plans.

         Except in connection with the reserved shares described above, the Company currently has no arrangements or understandings for the issuance of additional shares of Common Stock, although opportunities for acquisitions and equity financings could arise at any time. If the Board deems it to be in the best interests of the Company and the stockholders to issue additional shares of Common Stock in the future, the Board generally will not seek further authorization by vote of the stockholders, unless such authorization is otherwise required by law or regulations.

         The increase in the authorized number of shares of Common Stock could have an anti-takeover effect. If the Company's Board desired to issue additional shares in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company.

Vote Required

         The affirmative vote of a majority of the outstanding voting shares of the Company is required for approval of the amendment of the Company's Certificate of Incorporation authorizing 5,000,000 additional shares of Common Stock for a total of 25,000,000 authorized shares of Common Stock.

Recommendation of the Board of Directors of Spectrian Corporation

         The Board of Directors unanimously recommends a vote "FOR" the amendment of the Company's Certificate of Incorporation authorizing 5,000,000 additional shares of Common Stock for a total of 25,000,000 authorized shares of Common Stock.

                                                  Preliminary Copy June 29, 2001


                                 PROPOSAL THREE

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board has selected PricewaterhouseCoopers LLP, independent public accountants, to audit our consolidated financial statements for the fiscal year ending March 31, 2002 and recommends that stockholders vote for the ratification of such appointment.

         PricewaterhouseCoopers LLP has audited the Company's financial statements annually since 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

         Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants is not required by any applicable legal requirement. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board may, at its discretion, direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the Company's best interests and in the best interests of the Company's stockholders.

Changes in Certifying Accountants

         On January 11, 2000, the Company filed a current report on Form 8-K (the "Form 8-K") regarding its dismissal of KPMG LLP ("KPMG") as its independent accountants and the engagement of PricewaterhouseCoopers LLP ("PWC") as the Company's independent accountants. The contents of that report are as follows:

"Item 4.   Changes in Registrant's Certifying Accountant.

         On January 5, 2000, Spectrian Corporation (the "Company") dismissed KPMG as the Company's independent public accountants, a capacity in which the firm had served for several years, and on such date also selected PWC to replace KPMG in this role. The decision to change the Company's independent accountants was approved by the Company's full Board of Directors.

         During the Company's two most recent fiscal years and the subsequent interim period preceding the change in accountants, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its reports on the Company's financial statements for the two most recent fiscal years. In addition, KPMG's reports on the financial statements of the Company for the past two years contained unqualified opinions.

         KPMG's letter to the Audit Committee related to its audit of the Company's consolidated financial statements of the fiscal year ended March 31, 1999 included reportable conditions that (1) the Company was not reconciling balance sheet accounts maintained in the general ledger on a monthly basis

                                                  Preliminary Copy June 29, 2001

and (2) the reduced production of the Company's products in the fiscal year ended March 31, 1999 resulted in an under absorption of overhead and the resulting variances were not adequately allocated between cost of sales and inventory on hand. The Company believes it has resolved these reportable conditions noted above. The subject matter of the reportable conditions were discussed with the Company's Audit Committee as were the subsequent remedial actions taken and the informal assessments by KPMG of those actions in subsequent interim periods.

         The Company authorized KPMG to respond fully to the inquiries of PWC. The Company also provided KPMG with a copy of the disclosures it is making in this Item 4. KPMG has furnished the Company with a letter addressed to the Commission stating that it agrees with the statements made by the Company herein. The Company has filed a copy of KPMG's letter as Exhibit 99.1 to this Report and is hereby incorporated by reference herein.

         During the two most recent fiscal years and through the date of this report, the Company has not consulted with PWC on items which (i) were or should have been subject to SAS 50 or (ii) concerned the subject matter of a disagreement or reportable event with KPMG as described in Item 304(a)(2) of Regulation S-K. PWC currently advises the Company on federal, state and local tax matters."

"Exhibit 99.1 to Form 8-K -- Response of KPMG LLP

         On January 7, 2000, KPMG furnished the Company with the following response letter which the Company filed with the Commission as an exhibit to the Form 8-K filed on January 11, 2000.

                                 January 7, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

         We were previously independent auditors for Spectrian Corporation (the "Company") and in our report dated April 29, 1999, we reported on the consolidated financial statements of the Company and its subsidiaries as of and for each of the fiscal years in the three year period ended March 31,1999. On January 5, 2000, our appointment as the Company's independent auditors was terminated. We have read the Company's statements included under item 4 of its Current Report on Form 8-K dated January 7, 2000, and we agree with the statements set forth therein, except that we are not in a position to agree or disagree with the Company's statements that (i) subsequent to the close of the fiscal year ended March 31, 1999, the Company has resolved the reportable conditions cited therein and (ii) the change of the Company's independent auditors was approved by the Company's full Board of Directors.

                                              Very truly yours,

                                              /s/ KPMG LLP


                                              KPMG LLP
                                              Mountain View, California"

                                                  Preliminary Copy June 29, 2001

Audit Fees

         For fiscal 2001, PricewaterhouseCoopers LLP billed the Company $171,000 in fees for audit of its annual financial statements included in its annual report on Form 10-K and review of the Company's unaudited interim quarterly financial statements included in its quarterly reports on Form 10-Q.

Financial Information Systems Design and Implementation Fees

         The Company did not engage PricewaterhouseCoopers LLP to provide advice regarding financial information systems design and implementation during fiscal 2001.

Other Fees

         Other fees for services rendered to the Company by PricewaterhouseCoopers LLP during fiscal 2001 were $1,529,000 for audit-related services and $205,000 for non-audit services. Audit-related services are primarily related to the audit of the three-year carve-out financial statements related to the sale of the Company's UltraRF division to Cree, Inc. on December 29, 2000 and non-audit related services include tax services and accounting consultations. The Company's Audit Committee of its Board considered whether the rendering of such non-audit services was compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Recommendation of the Board of Directors of Spectrian Corporation

         The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as its independent public accountants for the fiscal year ending March 31, 2002.

                                                  Preliminary Copy June 29, 2001

                                  PROPOSAL FOUR

                 STOCKHOLDER PROPOSAL REGARDING STOCK REPURCHASE

General

         At the Annual Meeting, the stockholders of the Company are being asked to act on a proposal included in these materials at the request of Gregory C.B. Greenberg, a stockholder of the Company, concerning the repurchase by the Company of its Common Stock. The address of Mr. Greenberg and the number of shares owned by him are available from the Secretary of the Company upon receipt of a written or oral request.

         The text of the resolution and the supporting statement submitted by Mr. Greenberg is as follows:

                  "RESOLVED, the shareholders urge our Board of Directors to return a minimum of 1/3 of the net proceeds from the sale of the UltraRF subsidiary through a stock-buyback program of Spectrian shares in the open market to be effected in time and price at the board's discretion.

                  REASONS

                  Now that the Company is flush with cash, it should return a portion of it to shareholders. Spectrian's stock remains extremely undervalued and there is no better investment for the Company than its own shares. The remaining 2/3rd's of the net proceeds gives management plenty of flexibility to invest in new products, make strategic investments and generally operate the business. This should translate into a buyback of at least 10% of the Common Stock. The Company's last buyback was executed in the third and fourth quarters of fiscal 1999 when the Company repurchased 1 million shares at an average cost of $14.80 in the open market."

Vote Required

         The affirmative vote of not less than a majority of the Votes Cast will be required to approve the adoption of this proposal. The "Votes Cast" are defined under Delaware law to be the shares of the Company's Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. Votes that are cast against the proposal will be counted for purposes of determining (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the proposal. Abstentions are counted for purposes of determining both (i) the presence or absence of a quorum and (ii) the total number of Votes Cast with respect to the proposal. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum, but are not counted for purposes of determining the number of Votes Cast with respect to this proposal.

Recommendation of the Board of Directors of Spectrian Corporation

         The proposal calls upon the Company to use one-third of the net proceeds received from the sale of its semiconductor division, UltraRF, in order to conduct a stock buyback program whereby the Company would repurchase shares of its outstanding Common Stock on the open market. The Board

                                                  Preliminary Copy June 29, 2001

believes the adoption of such a program at this time would be an imprudent use of the Company's funds for the reasons discussed below.

         The Company has until recently experienced significant negative cash flow from operations. The current financial markets, and the communications industry in particular, are in a severe downturn and it is uncertain when, if at all, strength in the financial markets will return. If the present condition of the financial markets persists, it is likely that the Company's operating results will be subject to significant fluctuations. As a result, the Board believes that it is in the best interest of the Company and its stockholders that the Company retain a significant reserve of cash in order to provide for any significant fluctuations in operating results.

         As part of the December 2000 sale of UltraRF to Cree, Inc. ("Cree"), the Company committed to purchase $58,000,000 of semiconductors from UltraRF over a two year period which started in the fourth quarter of fiscal 2001. The quarterly commitments to purchase and accept delivery of semiconductor components from UltraRF range from $6,550,000 to $9,200,000. If during any calendar quarter over the next two years, the Company's need for UltraRF components does not reach the minimum commitments for such quarter, the Company will be required to purchase excess inventory that it may never need or to pay a shortfall surcharge. This risk is heightened because a substantial majority of the Company's revenues are derived from sales to three customers with whom the Company does not have long term contracts. A large reduction in the level of purchases of the Company's products by any of its customers could occur at any time and would significantly reduce the Company's need for semiconductor components from UltraRF. Therefore, the Board believes that it is in the best interests of the Company to maintain a sufficient level of cash reserves on hand in order to be able to meet the contractual requirements of the purchase agreement with UltraRF.

         In connection with the sale of UltraRF, the Company agreed that approximately $6,790,000 of the total consideration paid by Cree should be held in escrow to secure the representations, warranties and covenants that the Company made during the course of the transaction. Pursuant to the terms of the escrow agreement, one-half of these funds were eligible to be released from the escrow on June 29, 2001. The remaining funds held in escrow are eligible for release on December 29, 2001 and the Company is prohibited from disposing of these remaining funds until such time. By the terms of the escrow agreement, if any claims for indemnification relating to the sale of UltraRF are made against the Company prior to December 29, 2001, the Company may be delayed or precluded from realizing the funds placed in escrow. In addition, the funds placed in escrow do not cover any potential claims, losses or expenses incurred by Cree as a direct or indirect result of any inaccuracy or breach of the intellectual property, taxes or environmental representations and warranties made by the Company in connection with the sale of UltraRF.

         Under these circumstances and for the reasons discussed above, the Board believes that this proposal would do a disservice to the interests of the Company and its stockholders. Accordingly, the Board of Directors unanimously recommends a vote "AGAINST" the stockholder's proposal.

                                                  Preliminary Copy June 29, 2001

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

                           SUMMARY COMPENSATION TABLE

         The following Summary Compensation Table sets forth certain information regarding the compensation of the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company and two former executive officers who would have been listed as one of the four most highly compensated executive officers but for the fact that they were not employed by the Company as of March 31, 2001 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company in the fiscal year ended March 31, 2001.

                                                                                                      Long-Term
                                                                                                    Compensation
                                                                        Annual Compensation (1)        Awards
                                                                        -----------------------      ---------
                                                                                                      Number of
                                                                                                     Securities     All Other
                                                              Fiscal                                 Underlying   Compensation
             Name and Principal Position                       Year      Salary($)     Bonus($)      Options(#)       ($)
             ---------------------------                       ----      ---------     --------      ----------       ---
Garrett A. Garrettson......................................    2001     $ 294,122  $    95,753               --             --
   Chairman of the Board (2)                                   2000       303,357          --            50,000             --
                                                               1999       284,073          --            35,000             --
Thomas H. Waechter.........................................    2001       345,617     110,906           110,000             --
   President, Chief Executive Officer  and                     2000            --     100,000 (4)       250,000             --
   Director (3)                                                1999            --          --                --             --
Harry Oh...................................................    2001       152,795     171,239 (6)        60,000       $ 87,474 (7)
   Vice President and General Manager, Asia                    2000            --          --                --             --
   Pacific (5)                                                 1999            --          --                --             --

Michael D. Angel...........................................    2001       224,519      58,613            90,000             --
   Executive Vice President, Finance and Administration        2000        99,234          --           110,000             --
   Chief Financial Officer and Secretary (8)                   1999            --          --                --             --

Warren M. Dumanski.........................................    2001       190,384      71,519 (10)       37,500             --
   Vice President, Sales (9)                                   2000       143,980      27,768            19,000             --
                                                               1999       102,312      36,044            10,668             --
Christopher J. Tubis.......................................    2001       198,817   1,017,506 (12)           --             --
   Former President, UltraRF Division (11)                     2000       152,564          --           125,000             --
                                                               1999            --          --                --             --

John P. Quinn..............................................    2001       154,101     351,760 (14)           --             --
   Former Vice President, Semiconductor Marketing (13).....    2000        98,521      23,392            50,000             --
                                                               1999            --          --                --             --

----------------------------
(1) Other than salary and bonus, described herein, the Company did not pay the persons named in the Summary Compensation Table any compensation, including incidental personal benefits, in excess of 10% of such Named Executive Officer's salary, except for Harry Oh, whose personal benefits for fiscal 2001 was disclosed under All Other Compensation.
(2) Mr. Garrettson resigned his position as President and Chief Executive Officer of the Company in March 2000 and became Chairman of the Board effective the same date.
(3) Mr. Waechter joined the Company as President, Chief Executive Officer and as a Director on March 31, 2000.
(4) Mr. Waechter's bonus in fiscal 2000 as presented above represents a sign-on bonus of $100,000.
(5) Mr. Oh joined the Company in May 2000 as Vice President and General Manager, Asia Pacific. Prior to May 2000, Mr. Oh was the Company's senior advisor for Far East Sales and Executive Managing Director in Asia Pacific with a consultant status.
(6) Mr. Oh's bonus in fiscal 2001 includes $51,894 earned as commission in connection with his consultant status prior to joining the Company as a full time employee. Mr. Oh's fiscal 2001 bonus also includes $96,213 earned as a sales commission bonus while working as a full time employee for the Company.
(7) Mr. Oh's other compensation in fiscal 2001 includes an expatriate housing allowance of $58,181 and a tuition reimbursement for his children of $24,283.

                                       17

                                                  Preliminary Copy June 29, 2001

(8) Mr. Angel joined the Company as Executive Vice President, Financial and Administration, Chief Financial Officer and Secretary in September 1999.
(9) Mr. Dumanski joined the Company in September 1997 as Director, Nortel Account. In March 2000, he was named Vice President, Sales. Mr. Dumanski and the Company have agreed that Mr. Dumanski will end his employment with the Company effective July 9, 2001.
(10) Mr. Dumanski's bonus includes $36,250, $22,143 and $10,031 earned as sales commission bonuses in fiscal 2001, fiscal 2000 and fiscal 1999, respectively.
(11) Mr. Tubis joined the Company as President, UltraRF Division in July 1999. Mr. Tubis resigned effective December 29, 2000 upon the closing of the sale of the UltraRF division to Cree.
(12) Mr. Tubis's bonus in fiscal 2001 includes $945,034 earned as closing bonus in connection with the sale of the Company's UltraRF division to Cree on December 29, 2000.
(13) Mr. Quinn joined the Company in August 1999 as Sales, Marketing and Product Development of Semiconductor Operations. Mr. Quinn resigned effective December 29, 2000 upon the closing of the sale of the UltraRF division to Cree.
(14) Mr. Quinn's bonus in fiscal 2001 includes $300,000 earned as closing bonus in connection with the sale of the Company's UltraRF division to Cree Inc. on December 29, 2000.

                                                  Preliminary Copy June 29, 2001

Option Grants in Last Fiscal Year

         The following table provides information concerning each grant of options to purchase the Company's Common Stock made during the fiscal year ended March 31, 2001 to the Named Executive Officers.




                                                                                                Potential Realizable
                                                                                                       Value
                                                                                              Minus Exercise Price at
                                  Number of      % of Total                                         Stock Price
                                  Securities       Options      Exercise                      Appreciation for Option
                                  Underlying     Granted to     Price Per                             Term(1)
                                    Option      Employees in      Share                     ----------------------------
             Name                 Granted(2)     Fiscal Year     (3)(4)     Expiration Date        5%           10%
             ----                 ----------     -----------     ------     ---------------        --           ---
Garrett A. Garrettson.........          --             --            --            --                 --            --
Thomas H. Waechter............      50,000             4.1%       $16.00       1/12/2011        $503,116    $1,274,994
Thomas H. Waechter............      60,000             4.9         12.06       3/20/2011         455,162     1,153,471
Harry Oh......................      25,000             2.0         19.00       5/22/2010         298,725       757,028
Harry Oh......................      25,000             2.0         12.38       3/12/2011         194,564       493,064
Harry Oh......................      10,000             0.8         13.19       12/20/2010         82,935       210,175
Michael D. Angel..............      25,000             2.0         18.75       4/19/2010         294,794       747,067
Michael D. Angel..............      50,000             4.1         12.56       3/14/2011         395,024     1,001,069
Michael D. Angel..............      15,000             1.2         13.19       12/20/2010        124,403       315,262
Warren M. Dumanski............      12,500             1.0         18.75       4/19/2010         147,397       373,533
Warren M. Dumanski............      25,000             2.0         15.06       11/3/2010         236,818       600,144

--------------------
(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the 10 year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.
(2) Except as noted, all options shown granted in fiscal 2001 are exercisable starting one year after the date of grant, with 1/48th of the shares becoming exercisable each at the end of every month thereafter, with full vesting occurring on the fourth anniversary of the date of grant. Under the 1992 Stock Plan, the Board retains the discretion to modify the terms, including the price, of outstanding options.
(3) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by reference to the closing price reported on the Nasdaq National Market on the date of grant.
(4) Exercise price and tax withholding obligations may be paid in cash, promissory note, by delivery of already-owned shares subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

                                                  Preliminary Copy June 29, 2001




                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


         The following table sets forth certain information regarding the exercise of stock options during the fiscal year ended March 31, 2001 and the value of options held as of March 31, 2001 by the Named Executive Officers.

                                                                     Number of Securities          Value of Unexercised
                                                                    Underlying Unexercised        In-the-Money Options at
                                       Shares                     Options at March 31, 2001        March 31, 2001($)(2)
                                     Acquired on     Value        -------------------------        --------------------
               Name                   Exercise     Realized(1)    Exercisable   Unexercisable  Exercisable    Unexercisable
               ----                   --------     -----------    -----------   -------------  -----------    -------------
Garrett A. Garrettson..........             --             --      242,288          47,812             --             --
Thomas H. Waechter.............             --             --       62,500         297,500             --        $15,000
Harry Oh.......................             --             --       22,491          84,009             --             --
Michael D. Angel...............             --             --       41,250         158,750             --            --
Warren M. Dumanski.............             --             --       22,138          56,100             --            --
Christopher J. Tubis...........         44,271       $330,358           --              --             --            --
John P. Quinn..................         50,000        494,681           --              --             --            --

--------------------------
(1) Market value of the Company's Common Stock at the exercise date minus the exercise price.
(2) Market value of the Company's Common Stock, $12.31 per share as reported on the Nasdaq National Market on March 30, 2001, the trading day closest to the fiscal year-end, minus the exercise price.

                                                  Preliminary Copy June 29, 2001

Employment Contracts and Change-in-Control Arrangements

         The  Company  entered  into  Change  of  Control  Severance  Agreements
(collectively the "Agreements") with each of Thomas H. Waechter, Garrett A. Garrettson, Michael D. Angel, Richard A. Johanson (former employee), Thomas A. Jones, Christopher A. Menicou, Christopher J. Tubis (former employee), John P. Quinn (former employee), and Joseph M. Veni (former employee) (collectively the "Employees"). Other than the severance obligations of the Company under the Agreements, the Employees are employed at-will by the Company and are eligible to participate in the Company's employee benefit plans and executive compensation programs.

         Under the terms of the Agreements, if an Employee's employment with the Company terminates as a result of an involuntary termination after a change of control, (1) the effected Employee is entitled to receive a sum equal to 12 months of his or her annualized base salary and targeted bonus, (2) the Company will continue to make available to the effected Employee and his or her spouse and dependents all group health, life and other similar insurance plans in which he or she is a participant prior to termination, and (3) the effected Employee's options granted by the Company shall be immediately fully vested and exercisable.

         In April 1996, the Company appointed Garrett A. Garrettson as the Company's President, Chief Executive Officer and he became a director of the Company. Effective April 1, 2000, Mr. Garrettson resigned from his position of President and Chief Executive Officer and accepted the position of Chairman of the Board under the terms of a new employment agreement that supercedes his original employment agreement. The new employment agreement does not effect the terms of his change of control severance agreement described above or his participation in the Company's benefit plans. In his new capacity, Mr. Garrettson works full-time for the Company, primarily on strategic matters, until April 1, 2001 and part-time for two years thereafter. During this three year period, Mr. Garrettson agreed not to provide service to any entity other than the Company without the written consent of the Company. For the fiscal year ended March 31, 2001, Mr. Garrettson received an annual base salary of $294,300 and a bonus of $95,753. For the two years ended March 31, 2003, Mr. Garrettson will receive an annual base salary of $147,150 and be eligible for a target variable compensation of 55% of his base salary. If Mr. Garrettson's employment with the Company is terminated prior to April 1, 2003, he will continue to receive his base salary and at least 50% of the target variable compensation through March 31, 2003.

         In fiscal 1999 and fiscal 2000, Mr. Garrettson was granted options to purchase an additional 35,000 shares and 50,000 shares of Common Stock, respectively, at an exercise price equal to the fair market value of the Common Stock on the date of grant. Mr. Garrettson's current employment agreement also provides that in the event that Mr. Garrettson's employment is terminated by the Company, for any reason other that misconduct, his options will become fully vested and will remain exercisable for 12 months following the termination date.

         The Company entered into an employment agreement with Thomas Waechter, the Company's President and Chief Executive Officer, which became effective on April 1, 2000. The agreement provides for an annual base salary of $350,000. Mr. Waechter received a sign on bonus of $100,000. In the event that Mr. Waechter is involuntary terminated other than for cause, he is entitled to 12 months of severance pay as well as continued benefits and stock vesting for 12 months. Pursuant to the letter agreement, the Company granted Mr. Waechter an option to purchase 250,000 shares of the Company's Common Stock subject to the Company's standard vesting schedule on March 31, 2000. Mr. Waechter is also entitled to accelerated vesting of his stock options in certain circumstances following a change of control. See above discussion regarding form of Change of Control Severance Agreement.

                                                  Preliminary Copy June 29, 2001

         The Company entered into an employment letter with Harry Oh, the Company's Vice President and General Manager, Asia Pacific, which became effective on May 11, 2000. The agreement provides for an annual base salary of $175,000 and an annual sales commission which initially is targeted at $125,000 but which has built in accelerators should Mr. Oh achieve sales above his annual target. In fiscal 2001, Mr. Oh earned a sales commission of $96,213 while working as a full time employee for the Company. In addition, Mr. Oh is eligible to receive an annual variable compensation bonus equal to 25% of his annual salary. In fiscal 2001, Mr. Oh earned an annual variable compensation bonus of $23,132. The Company provides a monthly housing allowance to Mr. Oh of $5,000, and in the event that Mr. Oh leaves Korea, the Company shall assume the residual time on his lease, which shall not exceed two years. The Company agreed to pay the tuition of Mr. Oh's children. Pursuant to the employment letter, the Company agreed to grant Mr. Oh an option to purchase 25,000 shares of the Company's Common Stock subject to the Company's standard vesting schedule on May 22, 2000.

         The Company entered into an employment letter with Thomas A. Jones, the Company's Vice President, Human Resources, which became effective on April 3, 2001. The agreement provides for an annual base salary of $175,000. In addition, Mr. Jones is eligible to receive an annual variable compensation bonus equal to 25% of his annual salary. Mr. Jones received a sign on bonus of $25,000, which shall be refunded to the Company in the event that Mr. Jones leaves the Company within one year of the commencement of his employment for any reason other than a layoff. Pursuant to the terms of the employment letter, the Company agreed to grant Mr. Jones an option to purchase 50,000 shares of the Company's Common Stock subject to the Company's standard vesting schedule on April 18, 2001.

         Joseph M. Veni, who was an Executive Vice President, resigned from the Company effective March 31, 2000 pursuant to a separation agreement. Upon the termination of his employment, Mr. Veni received a lump sum payment equal to 18 months of his then current base salary. In addition, the Company paid $5,500 for outplacement services for Mr. Veni and provided a lump sum payment of $15,000 to Mr. Veni for tuition reimbursement for his children. Mr. Veni released the Company from any and all claims or any liability for compensation except as set for in the separation agreement.

         Mark Murrell, who was a Vice President, resigned from the Company effective March 31, 2000 pursuant to a separation agreement. Upon the termination of his employment, Mr. Murrell received a lump sum payment equal to six months of his then current base salary. In addition, the Company paid $5,500 for outplacement services for Mr. Murrell. Mr. Murrell released the Company from any and all claims or any liability for compensation except as set for in the separation agreement.

         William Zucker, who was a Vice President of the Company, resigned from the Company effective March 31, 2000 pursuant to a separation agreement. Upon the termination of his employment, Mr. Zucker received a lump sum payment equal to 18 months of his then current base salary. In addition, the Company paid $5,500 for outplacement services for Mr. Zucker. Mr. Zucker released the Company from any and all claims or any liability for compensation except as set for in the separation agreement. In October 1995, the Company made a loan in the principal amount of $100,000 to William Zucker in connection with Mr. Zucker's accepting employment with the Company. The loan was to be applied to the purchase of residential real estate property in Northern California. Upon the termination of Mr. Zucker's employment, the Company forgave the unpaid balance of the loan, including all outstanding principal and interest, of $67,000.

         On November 20, 2000, the Company entered into a bonus agreement with Christopher J. Tubis, Former President, UltraRF Division, (the "Tubis Bonus Agreement"). Under the terms of the Tubis Bonus Agreement, Mr. Tubis received a one-time cash bonus when the following conditions were met:

                                                  Preliminary Copy June 29, 2001

(i) the Company completed the sale of UltraRF to Cree by February 1, 2001 (the "Transaction"); (ii) Mr. Tubis commenced employment with Cree immediately upon the completion of the Transaction; and (iii) Mr. Tubis waived all other claims for compensation over and above his regular compensation earned from the Company up to the time of the closing of the Transaction. Upon the satisfaction of these conditions, the Company paid a bonus in cash to Mr. Tubis equal to 1% of the value of the Transaction's consideration.

         On November 20, 2000, the Company entered into a bonus agreement with John P. Quinn, Former Vice President, Semiconductor Marketing, (the "Quinn Bonus Agreement"). Under the terms of the Quinn Bonus Agreement, Mr. Quinn received a one-time cash bonus in the amount of three hundred thousand dollars ($300,000) when the following conditions were met: (i) the Company completed the Transaction by February 1, 2001; (ii) Mr. Quinn commenced employment with Cree immediately upon the completion of the Transaction; and (iii) Mr. Quinn waived all other claims for compensation over and above his regular compensation earned from the Company up to the time of the closing of the Transaction.

Report of the Board of Directors on Executive Compensation

         During the fiscal year ended March 31, 2001 the Company's executive compensation program was approved by the Board as a whole rather than the Human Resources Committee of the Board. The following is the report of the Board with respect to the compensation paid to the Named Executive Officers during fiscal 2001. Actual compensation earned during the fiscal year by the Named Executive Officers is shown in the Summary Compensation Table above.

         Compensation Philosophy

         The Company's philosophy in setting its compensation policies for Named Executive Officers is to maximize stockholder value over time. The primary goal of the Company's Named Executive Officer Compensation program is therefore to closely align the interests of such executive officers with those of the Company's stockholders. To achieve this goal the Company attempts to (i) offer compensation opportunities that attract and retain executives whose abilities are critical to the long-term success of the Company, (ii) motivate individuals to perform at their highest level and reward outstanding achievement, (iii) maintain a significant portion of the executive's total compensation at risk, tied to achievement of financial, organizational and management performance goals and (iv) encourage executives to manage from the perspective of owners with an equity stake in the Company.

         The compensation program for the Company's Named Executive Officers consists of the following components:

         o        Base Salary

         o        Quarterly and Annual Cash Incentives

         o        Long-Term Stock Option Incentives

         Base Salary

                                                  Preliminary Copy June 29, 2001

         The Board reviewed and approved fiscal 2001 base salaries for the Chief Executive Officer and other Named Executive Officers at the beginning of the fiscal year. Base salaries were established by the Board based upon competitive compensation data, an executive's job responsibilities, level of experience, individual performance and contribution to the business. In addition, the level of base salary for Mr. Waechter is governed by an employment agreement entered into with Mr. Waechter in connection with his original employment with the Company, and Mr. Mr. Waechter's employment agreement is reviewed and approved by the Board. The terms of this employment agreement are described in the section entitled, "Employment Contracts and Change-In-Control Arrangements." Salaries have been targeted at or above the average rates paid by competitors to enable the Company to attract, motivate, reward and retain highly skilled executives. In order to evaluate the Company's competitive posture in the industry, the Board reviewed and analyzed the compensation packages, including base salary levels, offered by other high technology companies. The competitive information was obtained from surveys prepared by national consulting companies or industry associations (e.g., Radford Associates, Assets Unlimited Inc. and the American Electronics Association). The surveys include, but are not limited to, data from all industries represented in the Standard & Poor's Communication Equipment Manufacturer Index, the "line of business index" used in the stock performance graph set forth below. See "Performance Graph." In making base salary decisions, the Board exercised its discretion and judgment based upon these factors. No specific formula was applied to determine the weight of each factor. Mr. Waechter's base salary was $345,617 in fiscal 2001.

         Quarterly and Annual Cash Incentives

         Quarterly and annual incentive bonuses for Named Executive Officers are intended to reflect the Board's belief that a significant portion of the compensation of each Named Executive Officer should be contingent upon the performance of the Company, as well as the individual contribution of each executive officer. To carry out this philosophy, the Company has implemented a Variable Compensation Bonus Plan, which compensates officers in the form of quarterly and annual cash bonuses. At the beginning of fiscal 2001, the Board established target bonuses for each Named Executive Officer as a percentage of the officer's base salary. The target level of bonuses which the Named Executive Officers were eligible to receive varied from 25% to 55% of base salaries. The Variable Compensation Bonus Plan is intended to motivate and reward Named Executive Officers by directly linking the amount of any cash bonus to specific Company-based performance targets and specific individual-based performance targets. The Named Executive Officers must successfully achieve these performance targets which are submitted by management to the Board for its evaluation and approval at the beginning of each fiscal quarter. The Company-based performance goals are tied to different indicators of Company performance, such as achievement of specific levels of orders, sales and pre-tax profits. These Company-based performance goals vary from quarter to quarter, may be subjective in nature and are competitively sensitive to the Company's business and operations. The individual's performance goals are tied to different indicators of the individual Named Executive Officer's performance, such as having received an order from a specific customer, achieved an R&D project milestone or achieved a desired on-time customer delivery. The Board evaluates the completion of the Company and individual goals and approves a performance rating relative to the goals so completed. This scoring is subjective and is influenced by the Board's perception of the importance of the various corporate and individual goals. At the end of the fiscal year, when determining the bonus payment for the fourth fiscal quarter, the Board considers the overall performance of the Company and each individual during the entire fiscal year, including the fourth quarter. The bonus for the fourth fiscal quarter is paid subsequent to the fiscal year end.

                                                  Preliminary Copy June 29, 2001

         Long-Term Stock Option Incentives

         The Board provides the Company's Named Executive Officers with long-term incentive compensation through grants of options to purchase the Company's Common Stock. The Board believes that stock options provide the Company's Named Executive Officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's common stock. The Board believes that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods that encourage key executives to continue in the employ of the Company. All options granted to Named Executive Officers during fiscal 2001 were granted at the fair market value of the Company's Common Stock on the date of grant. The Board considers the grant of each option subjectively, reviewing factors such as the individual performance of the Named Executive Officer and the anticipated contribution of the Named Executive Officer to the attainment of the Company's long-term strategic performance goals. Long-term incentives granted in prior years are also taken into account. On January 12, 2001, the Board granted Mr. Waechter options to purchase 50,000 shares of Common Stock at an exercise price of $16 per share, the closing price of the Company's Common Stock on the date of grant. On March 20, 2001, the Board granted Mr. Waechter options to purchase an additional 60,000 shares of Common Stock at an exercise price of $12.06 per share, the closing price of the Company's Common Stock on the date of grant. Such grants reflect the Board's policy of fixing compensation, including long-term incentive compensation, at or above the average rates paid by its competitors. These options vested at the rate of one-quarter of the shares subject to the options on the first anniversary of the date of grant and the remaining shares vest monthly at a rate of 1/48 of the total of each grant per month. The Board believes that this vesting structure provides appropriate alignment of the Named Executive Officers' interests with those of the Company's stockholders while also providing them with incentives to remain at the Company.

Section 162(m)

         The Board has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company's executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the Named Executive Officers, unless compensation is performance-based. The Company has adopted a policy that, where reasonably practicable, the Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of
Section 162(m).

         Respectfully submitted by:

         Garrett A. Garrettson                       Robert W. Shaner
         Martin Cooper                               Thomas H. Waechter
         Charles D. Kissner                          Robert C. Wilson
         Henry C. Montgomery

                                                  Preliminary Copy June 29, 2001

             Report of the Audit Committee of the Board of Directors

         The Audit Committee of the Board is composed of three independent directors (each of which is independent under the applicable rules of the Nasdaq National Market) appointed by the Board, and it operates under a written charter adopted by the Board in June 2000. The members of the Audit Committee during fiscal 2001 were Martin Cooper, Charles D. Kissner, Robert W. Shaner and Robert
C. Wilson. Mr. Cooper resigned as a member of the Audit Committee in August 2000. In accordance with its charter, the primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including overviewing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements and the Company's legal compliance and ethics programs as established by management and the Board.

         The Audit Committee received from the independent auditors a formal written statement describing all relationships between the auditors and the
Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1 "Independence Discussion with Audit Committees," and discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls and responsibilities, budget, and staffing. The Audit Committee also reviewed with the independent auditors their audit plan, audit scope, and identification of audit risks.

         The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in the Statement on Auditing Standards No. 61, as amended, "Communications with Audit Committee" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended March 31, 2001 with management and the independent auditors. Management had the responsibility for the preparation of the Company's financial statements and the independent auditors had the responsibility for the examination of those statements.

         Based on the above review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the last year for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder approval, of the independent auditors, and the Board concurred in such recommendation.

         Respectfully submitted by the Audit Committee of the Company's Board:


                                           Charles D. Kissner
                                           Robert W. Shaner
                                           Robert C. Wilson

                                                  Preliminary Copy June 29, 2001

                                Performance Graph


         Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of the Company's Common Stock with the cumulative return of the Standard & Poor's 500 Index and of the Standard & Poor's Communication Equipment Manufacturer Index for the period commencing March 31, 1996 and ending on March 31, 2001. Returns for the indices are weighted based on market capitalization at the beginning of each fiscal year.

                                                  Preliminary Copy June 29, 2001

[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]

                                                  Preliminary Copy June 29, 2001

                                                   3/31/96    3/31/97    3/31/98    3/31/99     3/31/00    3/31/01
Spectrian Corporation........................          100         49         75         53         101         55
S&P 500 Index................................          100        120        177        210         248        194
S&P Communications Equipment Index...........          100        118        198        275         549        139

         The graph assumes that $100 was invested on March 31, 1996 in the Company's Common Stock, the Standard & Poor's 500 Index and the Standard & Poor's Communication Equipment Manufacturer Index and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

         The information contained above under the captions "Report of the Board of Directors on Executive Compensation", "Report of the Audit Committee of the Board of Directors" and "Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

              Section 16 Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("Commission") and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, with the exception of the following individual, during fiscal 2001 all executive officers, directors and greater than ten percent stockholders of the Company complied with all applicable filing requirements: Henry C. Montgomery filed a late Form 3 to disclose that he became a reporting person. To our knowledge, no officer, director or greater than ten percent stockholder failed to file a report during fiscal 2001. In addition, based upon a review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, with the exception of the following individuals, prior to fiscal 2001 all executive officers, directors and greater than ten percent stockholders of the Company who were a Named Executive Officer, director or ten percent holder in fiscal 2001, complied with all filing requirements: Michael D. Angel filed a late Form 3 to disclose that he became a reporting person; James
A. Cole filed four late Forms 4 or 5, as the case may be, covering a total of four transactions; Martin Cooper filed three late Forms 4 or 5, as the case may be, covering a total of three transactions; Charles D. Kissner filed two late Forms 4 or 5, as the case may be, covering a total of two transactions; David S. Piazza filed one late Form 4 or 5, as the case may be, covering one transaction; Robert W. Shaner filed a late Form 3 to disclose that he became a reporting person and one other late Form 4 or 5, as the case may be, covering one transaction; and Robert C. Wilson filed a late Form 3 to disclose that he became a reporting person and four other late Forms 4 or 5, as the case may be, covering a total of four transactions.

                                                  Preliminary Copy June 29, 2001

                              CERTAIN TRANSACTIONS

         In fiscal 2001, the Company paid to Montgomery Financial Services Corporation approximately $56,000 for stock option administration and payroll related assistance. Henry C. Montgomery, a director of the Company, is the majority owner of Montgomery Financial Services.

                                  OTHER MATTERS

         The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend.

                                         THE BOARD OF DIRECTORS

Dated: July 27, 2001

                                                  Preliminary Copy June 29, 2001

APPENDIX A

                  Spectrian Corporation Audit Committee Charter

         Purpose

         The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including overviewing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements and the Company's legal compliance and ethics programs as established by management and the Board.

         In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

         The Committee shall review the adequacy of this Charter on an annual basis.

         Membership


         The Committee shall be comprised of not less than three non-employee members of the Board elected for a one-year term. A chairman shall be designated by the Board. The Committee's composition will meet the requirements of the Audit Committee Policy of the Nasdaq National Market.


         Accordingly, all of the members will be directors who:

o Have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

o Are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

         Key Responsibilities

         The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management including any internal audit staff, as well as the outside auditors, have more time, knowledge and more detailed information about the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work.

                                                  Preliminary Copy June 29, 2001

         The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

o Review and discuss with management and the independent auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K), and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61 as amended.

o Review with management and the independent auditors the Company's interim financial results to be included in the Company's quarterly reports to be filed with Securities and Exchange Commission and the matters required to be discussed by SAS No. 61 as amended; this review will occur prior to the Company's filing of the Form 10-Q.

o Discuss with management and the independent auditors the quality and adequacy of the Company's internal controls.

o With respect to the independence of the independent auditors, the Committee shall:

     - Request from the independent auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1;

     - Discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor's independence; and

     - Recommend that the Board take appropriate action to oversee the independence of the independent auditor.

o The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the independent auditor and shall review the intended scope of the annual audit being applied by the independent auditors and the fees charged by the independent auditors.

o    Review adequacy and performance of the finance function.

         Minutes


         Minutes will be kept of each meeting of the Audit Committee and will be provided to each member of the Board. Any action of the Audit Committee shall be subject to revision by the Board of Directors.

                                                  Preliminary Copy June 29, 2001
APPENDIX B
                                      PROXY
                           SPECTRIAN CORPORATION PROXY
                       2001 ANNUAL MEETING OF STOCKHOLDERS

                                September 7, 2001

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of SPECTRIAN CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated July 27, 2001, and hereby appoints Thomas H. Waechter and Michael D. Angel each as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Stockholders of SPECTRIAN CORPORATION to be held on September 7, 2001 at 10:00 a.m. local time, at 350 West Java Drive, Sunnyvale, California 94089 and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

         (Continued, and to be signed on the other side)

-------- ---------------------------------------------------------------- ------------- ----------------- -------------
1.       ELECTION OF DIRECTORS:
         NOMINEES:                                                                          WITHHOLD
         Garrett A. Garrettson, Martin Cooper,                                FOR           FOR ALL
         Charles D. Kissner, Robert W. Shaner,                                |_|             |_|
         Henry C. Montgomery,
         Thomas H. Waechter and  Robert C. Wilson

         INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below


         -------------------------------------------

                                                                              FOR           AGAINST         ABSTAIN

2.       AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE        |_|             |_|             |_|
         NUMBER OF SHARES OF AUTHORIZED COMMON STOCK FROM 20,000,000 TO
         25,000,000.

3.       RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT            |_|             |_|             |_|
         PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDED MARCH 31, 2002

4.       STOCKHOLDER PROPOSAL REGARDING STOCK REPURCHASE                      |_|             |_|             |_|

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof. THIS PROXY
WILL BE VOTED AS DIRECTED  OR, IF NO CONTRARY  DIRECTION IS  INDICATED,  WILL BE
VOTED FOR THE COMPANY'S NOMINEES FOR THE ELECTION TO THE BOARD OF DIRECTORS, FOR
THE  APPROVAL  OF  AMENDMENT  OF  THE  CERTIFICATE  OF  INCORPORATION,  FOR  THE
RATIFICATION OF  PricewaterhouseCoopers  LLP,  AGAINST THE STOCKHOLDER  PROPOSAL
REGARDING  STOCK  REPURCHASE  OR AS SAID  PROXIES  DEEM  ADVISABLE ON SUCH OTHER
MATTERS AS MAY PROPERLY COME BEFORE THE MEETING,  INCLUDING, AMONG OTHER THINGS,
CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING.

Signature(s)                                       Dated             , 2001
            ---------------------------------------     -------------


Signature(s)                                       Dated             , 2001
            ---------------------------------------     -------------


This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope.
Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.
